Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 18, 2018, we entered into a definitive merger agreement (the “Merger Agreement”) with Patriot Saratoga Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), and Sidewinder Drilling LLC, a Delaware limited liability company (“Sidewinder”), pursuant to which Merger Sub merged with and into Sidewinder (the “Merger”) and we acquired all of the outstanding equity interests in Sidewinder on October 1, 2018.

Pursuant to the terms of the Merger Agreement, Sidewinder Series A members received 36,752,657 shares of the Company’s common stock (the “Specified Parent Common Stock”) in exchange for 100% of the outstanding member units of Sidewinder. The Merger will be accounted for using the acquisition method of accounting with the Company identified as the accounting acquirer.

Sidewinder owns 15 AC drilling rigs and four modern 1500hp SCR rigs, each marketed or operating in the Permian or Haynesville plays. Sidewinder also owns four smaller 1000hp SCR rigs and one smaller 1000hp AC rig, which ICD will use for spare equipment and does not intend to market following the Merger.

In addition, Sidewinder owns 11 mechanical rigs and related equipment located in the Utica and Marcellus plays. As these rigs are not consistent with ICD’s core strategy or geographic focus, ICD has agreed that these rigs can be disposed, with the Sidewinder unitholders receiving the net proceeds. Thus, in addition to the Specified Parent Common Stock, the Sidewinder Series A members will be entitled to receive such member’s share of any Mechanical Rig Net Sales (as defined by the Merger Agreement), payable in accordance with the Merger Agreement to the extent such proceeds were not either used to repay certain Sidewinder indebtedness or paid as a dividend to the Sidewinder members prior to the closing of the Merger.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 combine the historical statements of operations of the Company and Sidewinder, giving effect to the Merger as if it had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of September 30, 2018 combines the historical condensed balance sheets of the Company and Sidewinder, giving effect to the Merger as if it had occurred on September 30, 2018. The historical condensed consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company’s results. The unaudited pro forma condensed combined financial statements are based on and should be read in conjunction with:

•

The Company’s historical audited financial statements for the year ended December 31, 2017, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and the Company’s historical unaudited financial statements for the quarterly period ended September 30, 2018 included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018.

•

Sidewinder’s historical audited financial statements as of and for the year ended December 31, 2017, which were filed as Exhibit 99.3 to the Company’s Form 8-K filed on July, 2018, and Sidewinder’s historical unaudited financial statements as of and for the nine months ended September 30, 2018, which are filed as Exhibit 99.2 with this Current Report on Form 8-K.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. Such pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings or operating synergies that the combined company may achieve as a result of the merger, the costs to integrate the operations of the Company and Sidewinder, or the costs necessary to achieve any such cost savings or operating synergies.

INDEPENDENCE CONTRACT DRILLING, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2018

	ICD	Sidewinder	Reclass and Restructuring Adjustments		Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$2,965	$10,744	$—		$(359)	D	$13,350
Accounts receivable, net	23,728	21,974	—		—		45,702
Inventories	3,087	—	274	A	—		3,361
Assets held for sale	3,898	525	20,162	B	(15,662)	E	8,923
Prepaid expenses and other current assets	4,188	3,170	(274)	A	(1,952)	F	5,132

Total current assets	37,866	36,413	20,162		(17,973)		76,468

Property, plant and equipment, net	277,978	210,772	(20,162)	B	25,437	G	494,025
Goodwill	—	—	—		2,500	H	2,500
Intangible assets, net	—	1,866	—		(1,866)	I	—
Other long-term assets, net	1,763	892	—		(551)	J	2,104

Total assets	$317,607	$249,943	$—		$7,547		$575,097

Liabilities and Stockholder’s Equity
Liabilities
Current portion of long-term debt	$575	$—	$—		$—		$575
Accounts payable and accrued liabilities	21,485	16,042	—		11,937	K	49,464

Total current liabilities	22,060	16,042	—		11,937		50,039

Long-term debt	68,631	151,678	(93,442)	C	688	L	127,555
Contingent consideration	—	—	—		4,500	M	4,500
Deferred income taxes	563	485	—		—		1,048
Other long-term liabilities	632	1,287	(1,286)	C	—		633

Total liabilities	91,886	169,492	(94,728)		17,125		183,775

Total equity	225,721	80,451	94,728	C	(9,578)	N	391,322

Total liabilities and equity	$317,607	$249,943	$—		$7,547		$575,097

See notes to unaudited pro forma condensed combined financial statements

INDEPENDENCE CONTRACT DRILLING, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018

	ICD	Sidewinder	Mechanical Rigs (O)	Pro Forma Adjustments		Pro Forma Combined
Revenues	$79,820	$88,851	$(3,424)	$—		$165,247
Costs and expenses
Operating costs (1)	55,312	68,470	(1,432)	—		122,350
Selling, general and administrative	10,877	9,474	(1,152)	—		19,199
Merger expenses	2,376	1,629	—	(4,005)	P	—
Depreciation and amortization	20,001	14,649	(1,507)	240	Q	33,383
Asset impairment	396	2,389	—	—		2,785
Gain on disposition of assets, net	(675)	(145)	(731)	—		(1,551)

Total cost and expenses	88,287	96,466	(4,822)	(3,765)		176,166

Operating (loss) income	(8,467)	(7,615)	1,398	3,765		(10,919)
Interest expense	(3,049)	(12,711)	—	5,207	R	(10,553)
Other income, net	—	265	—	—		265

(Loss) income before income taxes	(11,516)	(20,061)	1,398	8,972		(21,207)
Income tax (benefit) expense	(120)	300	9	—		189

Net (loss) income	$(11,396)	$(20,361)	$1,389	$8,972		$(21,396)

Loss per share:
Basic and diluted	$(0.30)					$(0.29)

Weighted average number of common shares outstanding:
Basic and diluted	38,210			36,753	S	74,963

(1)	For Sidewinder, includes $2.1 million of rig reactivation costs.

See notes to unaudited pro forma condensed combined financial statements

INDEPENDENCE CONTRACT DRILLING, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2017

	ICD	Sidewinder Successor	Sidewinder Predecessor	Mechanical Rigs (O)	Pro Forma Adjustments		Pro Forma Combined
Revenues	$90,007	$93,320	$8,292	$(9,211)	$2,289	T	$184,697
Costs and expenses
Operating costs (1)	67,733	67,224	9,641	(6,195)	—		138,403
Selling, general and administrative (2)	13,213	9,900	8,119	—	—		31,232
Depreciation and amortization	25,844	18,347	4,748	(2,335)	(3,429)	U	43,175
Asset impairments, net of insurance recoveries	2,568	1,479	—	(1,165)	—		2,882
Loss (gain) on disposition of assets, net	1,677	59	(3)	(71)	—		1,662

Total cost and expenses	111,035	97,009	22,505	(9,766)	(3,429)		217,354

Operating (loss) income	(21,028)	(3,689)	(14,213)	555	5,718		(32,657)
Interest expense	(2,983)	(13,600)	(10,002)	—	12,555	V	(14,030)
Other income, net	—	54	—	—	—		54

(Loss) income before income taxes	(24,011)	(17,235)	(24,215)	555	18,273		(46,633)
Income tax expense	287	185	433	12	20	W	937

Net (loss) income	$(24,298)	$(17,420)	$(24,648)	$543	$18,253		$(47,570)

Loss per share:
Basic and diluted	$(0.64)						$(0.64)

Weighted average number of common shares outstanding:
Basic and diluted	37,762				36,753	S	74,515

(1)

For ICD, includes $1.1 million in rig reactivation costs. For Sidewinder, includes $3.7 million and $0.8 million of rig reactivation costs recorded in the Successor and Predecessor periods, respectively, and $0.7 million and $0.2 million in restructuring charges in the Successor and Predecessor periods, respectively.

(2)	For Sidewinder, includes restructuring charges of $1.4 million and $7.5 million in the Successor and Predecessor periods, respectively.

See notes to unaudited pro forma condensed combined financial statements

INDEPENDENCE CONTRACT DRILLING, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On July 18, 2018, Independence Contract Drilling, Inc. (the “Company” or “ICD”), Patriot Saratoga Merger Sub, LLC, a wholly owned subsidiary of the Company (“Merger Sub”), Sidewinder Drilling, LLC (“Sidewinder”) and MSD Credit Opportunity Master Fund, L.P., as Members’ Representative, entered into a definitive merger agreement (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Sidewinder (the “Merger”), with Sidewinder surviving the merger and becoming a wholly owned subsidiary of the Company. The Merger transaction was completed on October 1, 2018. Pursuant to the terms of the Merger Agreement, Sidewinder Series A members received 36,752,657 shares of the Company’s common stock (the “Specified Parent Common Stock”) in exchange for 100% of the outstanding Series A Common Units of Sidewinder (the “Series A Common Units”). The Merger will be accounted for using the acquisition method of accounting with the Company identified as the accounting acquirer. The Series C Units of Sidewinder will be cancelled pursuant to the Merger Agreement.

Sidewinder owns 15 AC drilling rigs and four modern 1500hp SCR rigs, each marketed or operating in the Permian or Haynesville plays. Sidewinder also owns four smaller 1000hp SCR rigs and one smaller 1000hp AC rig, which ICD will use for spare equipment and does not intend to market following the Merger.

In addition, Sidewinder owns 11 mechanical rigs and related equipment located in the Utica and Marcellus plays. As these rigs are not consistent with ICD’s core strategy or geographic focus, ICD has agreed that these rigs can be disposed, with the Sidewinder unitholders receiving the net proceeds. Thus, in addition to the Specified Parent Common Stock, the Sidewinder Series A Members will be entitled to receive such member’s share of any Mechanical Rig Net Sales (as defined by the Merger Agreement), payable in accordance with the Merger Agreement to the extent such proceeds were not either used to repay certain Sidewinder indebtedness or paid as a dividend to the Sidewinder members prior to the closing of the Merger.

In order to finance (i) a portion of the consideration of the Merger and to pay fees, commissions, severance and other expenses and costs related thereto, (ii) the repayment of a fixed amount of outstanding Sidewinder’s first lien notes ($58.5 million), (iii) the repayment of any Sidewinder debt under its revolving credit agreement, (iv) the repayment of the Company’s debt under its revolving credit agreement and (v) other transaction expenses, the Company incurred indebtedness of $130.0 million pursuant to the new Credit Facilities as defined below.

In conjunction with the closing of the Sidewinder Merger on October 1, 2018, we entered into a term loan Credit Agreement (the “Term Loan Credit Agreement”) for an initial term loan in an aggregate principal amount of $130.0 million, (the “Term Loan Facility”) and (b) a delayed draw term loan facility in an aggregate principal amount of up to $15.0 million (the “DDTL Facility”, and together with the Term Loan Facility, the “Term Facilities”). The Term Facilities have a maturity date of October 1, 2023, at which time all outstanding principal under the Term Facilities and other obligations become due and payable in full. Proceeds from the Term Loan Facility were used to repay our existing debt and the Sidewinder debt assumed in the Sidewinder Merger, as well as certain transaction costs.

At our election, interest under the Term Loan Facility is determined by reference at our option to either (i) a “base rate” equal to the higher of (a) the federal funds effective rate plus 0.05%, (b) the London Interbank Offered Rate with an interest period of one month (“LIBOR”), plus 1.0%, and (c) the rate of interest as publicly quoted from time to time by the Wall Street Journal as the “prime rate” in the United States; plus an applicable margin of 6.5%, or (ii) a “LIBOR rate” equal to LIBOR with an interest period of one month, plus an applicable margin of 7.5%.

The Term Loan Credit Agreement contains financial covenants, including a liquidity covenant of $10.0 million and a fixed charge coverage ratio of 1.00 to 1.00 when availability under the New ABL Credit Facility (defined below) and the DDTL Facility is below $5.0 million at any time that a DDTL Facility loan is outstanding. The Term Loan Credit Agreement also contains other customary affirmative and negative covenants, including limitations on indebtedness, liens, fundamental changes, asset dispositions, restricted payments, investments and transactions with affiliates. The Term Loan Credit Agreement also provides for customary events of default, including breaches of material covenants, defaults under the New ABL Credit Facility or other material agreements for indebtedness, and a change of control (as defined).

The obligations under the Term Loan Credit Agreement are secured by a first priority lien on collateral (the “Term Priority Collateral”) other than accounts receivable, deposit accounts and other related collateral pledged as first priority collateral (“Priority Collateral”) under the New ABL Credit Facility (defined below) and a second priority lien on such Priority Collateral, and are unconditionally guaranteed by all of our current and future direct and indirect subsidiaries.

Additionally, in connection with the closing of the Sidewinder Merger on October 1, 2018, we entered into a $40.0 million revolving Credit Agreement (the “New ABL Credit Facility”), including availability for letters of credit in an aggregate amount at any time outstanding not to exceed $7.5 million. Availability under the New ABL Credit Facility is subject to a borrowing base determined based on 85% of the net amount of our eligible accounts receivable, minus reserves. The New ABL Credit Facility has a maturity date of the earlier of October 1, 2023 or the maturity date of the Term Loan Credit Agreement.

At our election, interest under the New ABL Credit Facility is determined by reference at our option to either (i) a “base rate” equal to the higher of (a) the federal funds effective rate plus 0.05%, (b) LIBOR with an interest period of one month, plus 1.0%, and (c) the prime rate of Wells Fargo, plus in each case, an applicable base rate margin ranging from 1.0% to 1.5% based on quarterly availability, or (ii) a revolving loan rate equal to LIBOR for the applicable interest period plus an applicable LIBOR margin ranging from 2.0% to 2.5% based on quarterly availability. We also pay, on a quarterly basis, a commitment fee of 0.375% (or 0.25% at any time when revolver usage is greater than 50% of the maximum credit) per annum on the unused portion of the New ABL Credit Facility commitment.

The New ABL Credit Facility contains a financial covenant with a fixed charge coverage ratio of 1.00 to 1.00 that is tested when availability is less than 10% of the maximum credit. The New ABL Credit Facility also contains other customary affirmative and negative covenants, including limitations on indebtedness, liens, fundamental changes, asset dispositions, restricted payments, investments and transactions with affiliates. The New ABL Credit Facility also provides for customary events of default, including breaches of material covenants, defaults under the Term Loan Agreement or other material agreements for indebtedness, and a change of control.

The obligations under New ABL Credit Facility are secured by a first priority lien on Priority Collateral, which includes all accounts receivable and deposit accounts, and a second priority lien on the Term Priority Collateral, and are unconditionally guaranteed by all of our current and future direct and indirect subsidiaries. We collectively refer to the Term Facilities and the New ABL Credit Facility as the “Credit Facilities”.

On July 18, 2018, Sidewinder, all of the holders of their Series A Common Units, all of the holders of their Secured Notes due February 15, 2020 (“First Lien Notes”) and all of the holders of their Amended and Restated Secured Notes due February 15, 2020 (“Second Lien Notes”) entered into the Contribution, Exchange and Restructuring Agreement. Pursuant to the agreement and immediately prior to the closing of the Merger, the holders of the First Lien Notes contributed a portion of their notes, and the holders of the Second Lien Notes contributed all of their notes, in each case together with accrued and unpaid interest, in exchange for newly issued Series A Common Units of Sidewinder.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not intended to represent the consolidated results of operations or financial position of the combined company that would have been recorded had the merger been completed as of the dates presented and should not be taken as representative of future results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial statements do not reflect the impacts of any potential operational efficiencies, cost savings or economies of scale that the combined company may achieve with respect to the combined operations of the Company and Sidewinder. Additionally, the pro forma statements of operations do not include non-recurring expenses or gains and the related tax effects that result directly from the Merger. The Merger represents a change of control as defined under the Company’s 2012 Omnibus Long-Term Incentive Plan, which will result in the vesting or forfeiture of all of the Company’s outstanding stock-based compensation awards. This will result in a non-cash charge estimated at $2.6 million that is not reflected in these unaudited pro forma condensed combined financial statements.

The Merger is reflected in the unaudited pro forma condensed combined financial statements using the acquisition method of accounting. As such, the total estimated purchase price as described in Note 3, was measured at the closing date of the Merger using the market price of the Company’s common stock on that date. The assets and liabilities of Sidewinder have been adjusted to fair value based on various preliminary estimates using assumptions that the Company’s management believes are reasonable and using information that is currently available. Additional information may become available that could materially affect these estimates. Further, many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. To the extent these preliminary estimates are refined and revised based on updated information, materially different values may result.

An excess of the purchase price over the estimated fair values of identified assets and liabilities will be allocated to goodwill, while a shortfall will be recognized as a bargain purchase gain.

Further review of Sidewinder’s accounting policies and financial statement presentation may result in revisions to Sidewinder’s historical presentation and classification to conform to the Company’s presentation and classification.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of the Company and accompanying notes filed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2018, as well as Sidewinder’s historical financial statements and accompanying notes included in Exhibit 99.3 of the Company’s Form 8-K filed in July 31, 2018 and Exhibit 99.3 to this Form 8-K.

3.	Merger Related Consideration and Purchase Price Allocation

Under the terms of the Merger Agreement, the Company issued an aggregate 36,752,657 shares of the Company’s common stock in exchange for 100% of the outstanding Sidewinder member units. Additionally, the Company repaid $58.5 million of Sidewinder’s existing indebtedness at the closing of the Merger. Using the closing price of $4.71, the Company’s common stock on October 1, 2018, the following represents the merger-related consideration:

(in thousand, except share price)
Equity consideration:
Number of shares of ICD stock to be issued	36,753
ICD common share price on October 1, 2018	$4.71

Equity consideration	$173,105
Other consideration:
Sidewinder existing indebtedness repaid by ICD	$58,512

Estimated merger consideration	$231,617

The following is a preliminary allocation of the merger-related consideration to the assets acquired and liabilities assumed:

(in thousand)
Current assets	$38,961
Non-current assets	216,598

Total assets acquired	255,559
Liabilities assumed or created	(26,442)

Net assets acquired excluding goodwill	229,117
Goodwill	2,500

Net assets acquired	$231,617

When the consideration transferred in an acquisition exceeds the fair value assigned to the net assets acquired, the difference is reflected as goodwill. The amount of goodwill recorded in the transaction is highly dependent on the finalization of appraisals and other fair value determinations that have not yet been completed, and is therefore subject to change.

4.	Adjustments

A. Represents a reclass of Sidewinder inventories to conform to the Company’s presentation.

B. Represents a reclassification of Sidewinder’s mechanical rigs from property, plant and equipment, net to assets held for sale. The Company’s business strategy is focused entirely on the operation of pad-optimal drilling rigs within the geographic areas of Texas and its contiguous states, which differs from Sidewinder’s historical business strategy, which included the marketing of mechanical rigs, as well as operations in the Utica and Bakken resource plays. Pursuant to the merger agreement, these rigs will not be operated by the Company, but will be held for sale, with 100% of any net proceeds being paid to the members of Sidewinder.

C. Represents the conversion of $93.4 million of Sidewinder’s historical indebtedness, along with accrued and unpaid interest, to equity just prior to, and in connection with, the merger transaction pursuant to Sidewinder’s Contribution, Exchange and Restructuring Agreement.

D. Represents the pro forma adjustments to cash and cash equivalents as follows (in thousands):

Proceeds from new term loan	$130,000
Repayment of ICD credit facility	(67,917)
Repayment of $58.5 million of Sidewinder historical indebtedness	(58,512)
Repayment of ICD accrued interest	(125)
Payment of debt issuance costs on new revolving credit facility	(646)
Payment of debt issuance costs on new term loan (1)	(3,159)

$(359)

(1)	Includes 2% commitment fee plus estimated expenses.

The pro forma adjustments to cash and cash equivalents reflect the proceeds of the new term loan, which will be used primarily to repay the historical indebtedness of the Company and Sidewinder, together with accrued and unpaid interest, as well as to pay the related debt issuance costs on the new Term Loan Facility and the new ABL Credit Facility.

E. To reduce the carrying amount of the mechanical rigs held for sale for the benefit of the Sidewinder members to their estimated fair value less the estimated costs to sell to sell the rigs.

F. To eliminate Sidewinders historical deferred expenses associated with drilling contracts related to deferred mobilization costs.

G. Represents the pro forma adjustment to record Sidewinder property plant and equipment at its estimated fair value, excluding the mechanical rigs that will not be operated by the Company and have been reclassified to assets held for sale.

H. To record goodwill for the excess of the consideration transferred over the preliminary fair value assigned to the net assets acquired.

I. To eliminate the historical intangible assets of Sidewinder.

J. Represents the pro forma adjustments to other long-term assets, net as follows (in thousands):

Elimination of ICD’s historical debt issuance costs	$(856)
Elimination of Sidewinder’s historical debt issuance costs	(341)
To record debt issuance costs on new revolving credit facility	646

$(551)

K. Represents the pro forma adjustments to accounts payable and accrued liabilities as follows (in thousands):

Estimate of additional ICD transaction costs	$6,648
Estimate of additional Sidewinder’s transaction costs	3,789
Elimination of accrued interest from repayment of ICD debt	(125)
Elimination of Sidewinder’s historical deferred revenues	(1,057)
Estimated fair value of Sidewinder’s drilling contracts	2,682

$11,937

The pro forma adjustment for the Company’s transaction costs include advisory and legal fees, as well as retention and severance payments. These amounts will be expensed as incurred, and while not reflected in the unaudited pro forma condensed combined statements of operations because they will not have a continuing impact to the combined company’s results of operations, they are however reflected as an adjustment to retained earnings on the pro forma balance sheets.

The pro forma adjustment of Sidewinder transaction costs include advisory and legal fees as well as amounts relating to employee benefits such as change in control payments. These amounts will be expensed by Sidewinder as incurred and are not reflected in the unaudited pro forma condensed combined statements of operations because they will not have a continuing impact to the combined company’s results of operations.

The pro forma adjustment to eliminate Sidewinder historical deferred revenues are primarily related to mobilization revenues that were previously paid by a customer as compensation to mobilize a rig to the drilling location. Such payments are deferred and amortized over the term of the related drilling contract. The deferred revenue does not represent future obligations of the Company and are eliminated from the pro forma financial statements.

The pro forma adjustment to record the estimated fair value of Sidewinder drilling contracts represents the intangible liabilities recognized for drilling contracts in place at the pro forma balance sheet date that have unfavorable contract terms as compared to current market day rates for comparable drilling rigs. The various factors considered in the pro forma adjustment are (1) the contracted day rate for each contract, (2) the remaining term of each contract, (3) the rig class and (4) the market conditions for each respective rig class at the pro forma balance sheet date. The intangible liabilities are computed based on the present value of the difference in cash inflows over the remaining contract term as compared to a hypothetical contract with the same remaining term at an estimated current market day rate using a risk-adjusted discount rate. The computed amount is subject to change based on contract positions and market conditions at the closing date of the merger. This balance will be amortized to operating revenues over the remaining contract terms on a straight-line basis. The remaining terms of these contracts range from 1 to 14 months, with a weighted average term of approximately 4 months.

L. Represents the pro forma adjustments to long-term debt as follows (in thousands):

To record new term loan	$130,000
Repayment of ICD credit facility	(67,917)
Repayment of $58.5 million of Sidewinder historical indebtedness	(58,512)
Elimination of Sidewinder’s historical debt issuance costs	276
To record debt issuance costs on new term loan	(3,159)

$688

M. To record the contingent consideration expected to be paid to the members of Sidewinder upon the sale of the mechanical rigs. This amount has been recorded at the estimated fair value of the mechanical rigs less the expected costs to sell.

N. Represents the pro forma adjustments to total equity as follows (in thousands):

Elimination of Sidewinder’s historical equity, including debt conversion	$(175,179)
ICD shares issued as merger consideration, par value	368
ICD shares issued as merger consideration, additional paid-in capital	172,737
Estimated additional ICD transaction costs	(6,648)
Write-off of ICD historical debt issuance costs	(856)

$(9,578)

O. To eliminate the historical results of operations for the Sidewinder mechanical rigs that will not be operated by the Company, and are expected to be disposed of after the closing of the Merger.

P. To eliminate merger expenses associated with the transaction.

Q. Represents the pro forma adjustments to depreciation expense as follows (in thousands):

Eliminate the historical depreciation and intangible amortization expense of Sidewinder	$(13,142)
Depreciation expense on Sidewinder’s assets at fair value conformed ICD depreciation policies	13,382

$240

The pro forma depreciation adjustments relate to the pro forma adjustment to record the estimated fair value of Sidewinder’s drilling rigs and related equipment after conforming depreciable lives and salvage values and computing depreciation using the straight-line method. The Sidewinder rigs were depreciated over their remaining estimated useful lives of between 5 and 13 years for these unaudited pro forma condensed combined financial statements.

R. Represents the pro forma adjustments to interest expense as follows (in thousands):

Eliminate the historical interest expense of Sidewinder.	$12,711
Eliminate the historical interest expense associated with ICD credit facility	2,956
Record interest expense and amortization of debt issuance costs related to new term loan	(10,250)
Record amortization of debt issuance costs related to new revolving credit facility	(210)

$5,207

The new term loan bears interest at LIBOR plus 7.5%, and a rate of 9.9% was assumed for these unaudited pro forma condensed combined financial statements.

S. Represents the pro forma adjustment for the Company’s shares of common stock issued to Sidewinder Series A members upon closing of the Merger.

T. To record the amortization of the intangible liability associated with Sidewinder’s drilling contracts that were at dayrates that were below the required returns on working capital, fixed assets and an assembled workforce, as if it had been amortized beginning on January 1, 2017.

U. Represents the pro forma adjustments to depreciation expense as follows (in thousands):

Eliminate the historical depreciation and intangible amortization expense of Sidewinder	$(20,760)
Depreciation expense on Sidewinder’s assets at fair value conformed ICD depreciation policies	17,331

$(3,429)

The pro forma depreciation adjustments relate to the pro forma adjustment to record the estimated fair value of Sidewinder’s drilling rigs and related equipment after conforming depreciable lives and salvage values and computing depreciation using the straight-line method. The Sidewinder rigs were depreciated over their remaining estimated useful lives of between 5 and 13 years for these unaudited pro forma condensed combined financial statements.

V. Represents the pro forma adjustments to interest expense as follows (in thousands):

Eliminate the historical interest expense of Sidewinder.	$23,602
Eliminate the historical interest expense associated with ICD credit facility	2,899
Record interest expense and amortization of debt issuance costs related to new term loan	(13,667)
Record amortization of debt issuance costs related to new revolving credit facility	(279)

$12,555

The new term loan bears interest at LIBOR plus 7.5%, and a rate of 9.9% was assumed for these unaudited pro forma condensed combined financial statements.

W. To record the tax impact of the pro forma adjustments.